Exhibit 99.1

XLNT VETERINARY CARE, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

XLNT VETERINARY CARE, INC.

XLNT, INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006	F-1
Unaudited Consolidated Statements of Operations for the three and nine months ended September 30, 2007 and 2006	F-3

Unaudited Consolidated Statements of Cash Flows for the three and nine months ended September 30, 2007 and 2006	F-4

Notes to Consolidated Financial Statements	F-6

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	F-19

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-20

Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004

F-22

Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005, the period from March 10, 2004 (inception) through December 31, 2004 and for the predecessor period from January 1, 2004 through September 30, 2004

F-23

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005	F-25

Notes to Consolidated Financial Statements	F-26

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2007	December 31, 2006

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,874	$3,968
Trade accounts receivable, net	262	155
Inventory	1,538	988
Prepaid expenses and other	1,850	514

Total current assets	6,524	5,625

Property and equipment, net	8,649	2,784

Other assets:
Goodwill	50,687	28,980
Other intangible assets, net	8,020	4,446
Other	622	165

Total assets	$74,502	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	September 30, 2007	December 31, 2006

	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$1,676	$1,501
Accounts payable	5,646	388
Payments due for acquisitions	—	3,940
Accrued payroll and other expenses	3,716	1,508
Accrued income taxes	—	410
Due to a related party	135	135
Obligations under capital leases, current portion	485	250
Bank line of credit	—	69
Other	290	87

Total current liabilities	11,948	8,288

Long-term liabilities:
Convertible debt, less current portion	11,327	6,208
Term notes, less current portion	21,587	5,247
Notes payable, less current portion	—	171
Obligations under capital leases	707	397
Deferred rent	12	17
Other	422	377

Total long term liabilities	34,055	12,417

Total liabilities	46,003	20,705

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized
Series A: 9,925,000 and 9,925,000 shares outstanding as of September 30, 2007 and December 31, 2006, respectively	1	1
Series B: 32,434 and -0- shares outstanding as of September 30, 2007 and December 31, 2006, respectively	—	—
Common stock, par value $0.001, 50,000,000 shares authorized, 5,509,250 and 4,618,500 shares outstanding as of September 30, 2007 and December 31, 2006, respectively	1	—
Additional paid-in capital	41,128	24,747
Accumulated deficit	(12,631)	(3,453)
Accumulated other comprehensive income	—	—

Total stockholders’ equity	28,499	21,295

Total liabilities and stockholders’ equity	$74,502	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine months Ended September 30,

	2007	2006	2007	2006

Revenue	$17,696	$4,656	$46,099	$11,065

Direct costs	16,227	4,044	43,442	9,635

Gross profit	1,469	612	2,657	1,430

Selling, general and administrative expense	3,718	948	9,301	1,735

Income (loss) from operations	(2,249)	(336)	(6,644)	(305)

Other income (expense):
Interest income	28	163	104	440
Interest expense	(1,143)	(275)	(2,615)	(682)

Loss before provision for income taxes	(3,364)	(448)	(9,155)	(547)

Provision for income taxes	13	(49)	23	(6)

Net loss	$(3,377)	$(399)	$(9,178)	$(541)

Basic loss per common share	$(0.61)	$(0.09)	$(1.73)	$(0.12)

Diluted loss per common share	$(0.61)	$(0.09)	$(1.73)	$(0.12)

Weighted average used in computing basic and diluted loss per share:
Shares used for computing basic loss per share	5,509	4,589	5,295	4,520

Shares used for computing diluted loss per share	5,509	4,589	5,295	4,520

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine months Ended September 30,

	2007	2006

Cash flows from operating activities:
Net loss	$(9,178)	$(541)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,545	377
Amortization of debt costs	379	66
Provision for uncollectible accounts	182	137
Share-based compensation	355	15
Deferred rent	(5)	(9)

Changes in operating assets and liabilities:
Accounts receivable	19	(11)
Inventory	124	(59)
Prepaid expenses and other	(562)	(58)
Accounts payable	4,731	436
Accrued payroll and other expenses	1,252	431
Income taxes	(141)	3

Net cash provided by (used in) operating activities	(1,299)	787

Cash flows used in investing activities:
Property and equipment additions	(4,738)	(653)
Business acquisitions, net of cash received	(16,832)	(6,887)
Payments made related to prior year acquisition	(3,940)	—

Net cash used in investing activities	(25,510)	(7,540)

Cash flows used in financing activities:
Proceeds from issuance of common stock, net	—	72
Proceeds from Series A preferred stock, net of expenses paid in cash	—	17,302
Proceeds from term loan with preferred stock warrants	13,978	(735)
Proceeds from Series B preferred stock, net of expenses paid in cash	13,560	—
Repurchases of preferred stock and common stock warrants	(25)	—
Payments on notes payable	(1,554)	(268)
Payments on capital lease obligations	(244)	(195)

Net cash provided by financing activities	25,715	16,176

Increase (decrease) in cash and cash equivalents	(1,094)	9,423
Cash and cash equivalents at beginning of period	3,968	3,881

Cash and cash equivalents at end of period	$2,874	$13,304

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)
(In thousands)

	Nine months Ended September 30,

	2007	2006

Supplemental disclosures:

Cash paid during the period for:
Income taxes	$51	$91

Interest	$1,947	$571

Schedule of non-cash investing and financing activities:
Detail of acquisitions:
Fair value of assets acquired	$29,936	$11,279
Cash paid for acquisitions	(16,832)	(6,887)

Obligations to sellers, notes payable and assumed liabilities	$13,104	$4,392

Building acquired:
Purchase price	$930	$—
Cash paid	(430)	—

Mortgage held by seller	$500	$—

Common stock warrants issued as payment of offering costs	$—	$1,510

Common stock issued upon conversion of debt	$1,495	$—

Offering costs to be paid in common stock warrants	$—	$859

The accompanying notes are an integral part of these consolidated financial statements.

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007
(Unaudited)

1.	GENERAL

          The accompanying unaudited consolidated financial statements of XLNT Veterinary Care, Inc. (“XLNT” or the “Company”) and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles in the United States for annual financial statements as permitted under applicable rules and regulations. The company is using an estimated gross profit method in determining inventory at September 30, 2007 and 2006. Except for the use of this method, in the opinion of our management, all normal recurring adjustments considered necessary for a fair presentation have been provided. The results of operations for the three and nine months ended September 30, 2007, are not necessarily indicative of the results to be expected for the full year. For further information, refer to our consolidated financial statements and accompanying notes for the year ended December 31, 2006 included elsewhere in this proxy statement/prospectus.

          The preparation of our unaudited consolidated financial statements in accordance with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and notes thereto. Actual results could differ from those estimates.

          At September 30, 2007 we operated twenty-six animal hospitals in California, and our headquarter office is in San Jose, California. XLNT, the parent company, holds most of its animal hospitals in wholly owned subsidiaries, which operate either in the name of the subsidiary or, in certain cases, under a fictitious name.

          On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Echo Healthcare, Inc. and Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of Echo Healthcare, pursuant to which Merger Sub will merge with and into XLNT (the “Merger”), with XLNT continuing as the surviving entity. The Company, Merger Sub and Echo Healthcare amended and restated the Merger Agreement on February 16, 2007. Because Echo Healthcare will have no other operating business following the Merger, XLNT will effectively become a public company at the conclusion of the merger.

2.	ACQUISITIONS

          Our business strategy includes the acquisition of animal hospitals. Since inception through September 30, 2007, the Company has acquired twenty-six animal hospitals, of which except for 2, were acquired by the purchase of 100% of the common stock of the acquired animal hospitals.

          During the nine months ended September 30, 2007, we acquired 6 animal hospitals.

	Acquisition Date	Consideration (in thousands)

South Bay Veterinary Specialists, Inc.	February 28, 2007	$3,820
Scripps Ranch Veterinary Specialists	February 28, 2007	820
California Animal Hospital Veterinary Specialty Group, Inc.	February 28, 2007	7,695
Vet Surg, Inc.	February 28, 2007	1,110
Bay Area Veterinary Specialists, Inc.	March 30, 2007	6,640
Bradshaw Veterinary Clinic, Inc.	March 30, 2007	7,542

2.	ACQUISITIONS (Continued)

          These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates, with the two March 30, 2007 acquisitions effective after the close of business that day.

          The following table summarizes the aggregate consideration, including acquisition costs, paid by us for our acquired animal hospitals in the nine months ended September 30, 2007, and the allocation of the purchase price (in thousands):

2007

Consideration:
Cash, net of cash acquired	$16,532
Notes payable, unsecured	4,355
Convertible notes (4)	6,440
Direct costs	300

Total	$27,627

Purchase Price Allocation (1):
Tangible assets:
Accounts receivable	$308
Inventories	674
Prepaid and other current	744
Property and equipment	1,523
Other long term assets	506
Liabilities:
Accounts payable	(527)
Accrued expenses	(956)
Accrued and deferred taxes	(1)
Current portion of capitalized leases	(253)
Current portion of long-term debt	(7)
Long-term debt	(29)
Long-term capitalized leases	(536)
Identifiable intangible assets
Client lists (3)	3,718
Covenants not-to-compete (3)	233
Goodwill (2)	22,230

Total	$27,627

(1)

The Company is in the process of finalizing its valuations on these acquisitions. These valuations are expected to be completed within the next year. The completion of these valuations may result in adjustments to the goodwill and other intangibles, as disclosed.

(2)	We expect that $22.2 million of the goodwill recognized will be fully deductible for income tax purposes.

(3)	The covenants not-to-compete have a 3.2 year weighted-average useful life and the client lists has a 10.3 year weighted-average useful life.

(4)	The convertible notes can be converted into 1,110,345 shares of XLNT common stock.

2.	ACQUISITIONS (Continued)

          Pro Forma Information

          The following unaudited pro forma financial information presents consolidated income statement results (in thousands, except per share) as if all the acquisitions listed above had occurred January 1, 2007 rather than the actual dates of their acquisition. These unaudited pro forma statements of operations do not purport to represent what the Company’s actual results of operations would have been had these acquisitions been consummated on January 1, 2007 and are not necessarily indicative of the Company’s results of operations for any subsequent fiscal period.

Revenues	$52,864
Loss from operations	(6,651)
Other income	72
Interest expense	(3,312)
Loss before income taxes	(9,891)
Provision for income taxes	23
Net loss	(9,914)

Basic loss per share	$(1.80)
Diluted loss per share	$(1.80)
Shares used for computing basic loss per share	5,509
Shares used for computing diluted loss per share	5,509

3.	GOODWILL AND OTHER INTANGIBLE ASSETS

          Goodwill represents the excess of the cost of an acquired entity over the net of the fair value of identifiable assets acquired and liabilities assumed. The following table presents the changes in the carrying amount of our goodwill for the nine months ended September 30, 2007 (in thousands):

Balance as of December 31, 2006	$28,980
Goodwill acquired	22,230
Adjustment related to prior year	(523)

Balance as of September 30, 2007	$50,687

          In addition to goodwill, we have amortizable intangible assets at September 30, 2007 and December 31, 2006 as follows (in thousands):

	As of September 30, 2007			As of December 31, 2006

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Covenants not-to-compete	$507	$(154)	$353	$277	$(44)	$233
Non-contractual customer relationships	8,491	(824)	7,667	4,492	(279)	4,213

Total	$8,998	$(978)	$8,020	$4,769	$(323)	$4,446

3.	GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

          The following table summarizes our amortization expense related to other intangible assets (in thousands):

	Three Months Ended September 30,

	2007	2006

Amortization expense	$267	$33

          The estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter as of September 30, 2007 is as follows (in thousands):

2008	$1,075
2009	1,010
2010	896
2011	849
2012	845
Thereafter	3,345

Total	$8,020

4.	PROPERTY AND EQUIPMENT

          Depreciation and amortization expense, including the amortization of property under capital leases, for the three months and nine months ended September 30, 2007 was $0.3 million and $0.9 million, respectively, compared to $0.1 million and $0.2 million, for the same periods in fiscal 2006, respectively.

          In the nine months ended September 30, 2007, the Company purchased buildings for three animal hospitals for $4.2 million.

          Property and equipment at September 30, 2007 and December 31, 2006 (in thousands):

	September 30, 2007	December 31, 2006

Buildings	$5,212	$1,035
Leasehold improvements	456	300
Trucks	34	—
Furniture and equipment	2,748	1,453
Computer equipment	1,316	295

Total property and equipment	9,766	3,083

Less — accumulated depreciation and amortization	(1,117)	(299)

Total property and equipment, net	$8,649	$2,784

5.	LONG-TERM OBLIGATIONS

          Long-term obligations consisted of the following at September 30, 2007 and December 31, 2006 (in thousands):

		2007	2006

Convertible notes	Convertible notes payable, maturing in 2010 and 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.0% to 12.0% (net of debt discount)	$11,281	$6,305
Promissory notes	Notes payable, maturing from 2008 to 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.5% to 12.0%	23,137	6,529
Earn-out notes	Notes payable, various maturities through 2009, interest rates ranging from none to 6.5%	172	293

	Total debt obligations	34,590	13,127

	Less — current portion	(1,676)	(1,501)

	Long term portion	$32,914	$11,626

          In March 2007, the Company entered into a term loan of $12.0 million with Fifth Street Mezzanine Partners II, L.P. (“Fifth Street”). The loan is secured by the inventory, chattel paper, accounts receivables, equipment and general intangibles of the Company and its subsidiaries. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of the Company to renew for an additional year. In connection with the loan, the Company issued to Fifth Street warrants to purchase 1,800 shares of Series B preferred stock at an exercise price of $0.10 per share with a fair value of $0.8 million, as described in Note 6, which is included in additional paid in capital. As a result, the carrying value of the term loan includes $0.8 million of debt discount which will be recognized as additional interest expense over three years until maturity. The Company received proceeds of $10.3 million after costs associated with the debt financing.

          In June 2007, the Company entered into a term loan of $3.0 million with Fifth Street. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, the Company issued to the financial institution warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan with Fifth Street. The Company recorded $0.3 million of debt discount associated with this debt, including a warrant valued at $0.2 million, and $0.1 million of lendor fees. The debt discount is being amortized over the life of the loan.

          The loan agreements with Fifth Street, St. Cloud and Huntington contain certain financial covenants pertaining to fixed charge coverage and leverage ratios which become effective the quarter ending December 31, 2007. In addition, these loan agreements have restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends, and require XLNT to provide quarterly financial statement to these lenders within a specified period after the end of each fiscal quarter. Currently, XLNT remains in good standing with all of its lenders and in compliance with all of its financial covenants.

          In the first quarter of 2007, the Company issued approximately $6.4 million of convertible notes to various sellers of the animal hospitals acquired during the quarter. Interest on the convertible notes ranges from 7.0% to 8.0%, and they mature in 3 to 5 years. The notes are convertible into 1.1 million shares of common stock. In the first quarter of 2007, the Company issued $4.3 million in promissory notes to the sellers of the animal hospitals acquired during the quarter. Interest on the promissory notes ranges from 7.5% to 8.0% and they mature in 4 to 5 years. The Company also issued $1.3 million in other promissory notes with interest rates ranging from 1.2% to 6.0% and which mature in 1 to 5 years. During the first quarter of 2007, the Company assumed $0.1 million in debt associated with credit cards. This debt was repaid in the second quarter of 2007. During the first quarter of 2007, the Company issued $0.5 million of debt secured by the property acquired by the Company during the quarter. The mortgage note has an 8% interest and is payable over 6 years.

6.	EQUITY

Preferred Stock

          In February 2007, the Company issued 32,434 shares of Series B convertible preferred stock at prices of $460 and $475 per share for cash proceeds of $13.6 million net of issuance costs of $1.3 million.

          Each share of Series B preferred stock is convertible into one hundred shares of common stock, subject to adjustment for price-based antidilution in certain events. The Series B preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at any time at the holders’ request and will be automatically converted upon a qualifying public offering.

          In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series B preferred stock and the holder of XLNT’s Series A preferred stock shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A and Series B preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A and Series B stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the preferential distribution to the holders of Series A and Series B preferred stock, any remaining assets of the Company shall be distributed pro rata among the holders of shares of common stock on a pro rata basis.

Common Stock

          The Company repurchased 6,250 shares of Common Stock for $25,000 in April 2007.

          In the first quarter of 2007, seven holders of $1.5 million of convertible debentures converted their debt to 897,000 shares of common stock.

Common Stock Warrants

          The Company has issued warrants to purchase common shares of the Company either as compensation for consultants and vendors or as additional incentive for investors and lenders. The value of warrants issued for compensation is accounted for as a non-cash expense to the Company at the fair value of the warrants issued. The value of warrants issued in conjunction with financing events is either a reduction in paid in capital for common issuances or as a discount for debt issuances. The Company values the warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model.

6.	EQUITY (Continued)

          The following table summarizes all activities of common stock warrants during the nine months ended September 30, 2007:

	Number of Shares	Weighted Average Price

Outstanding, December 31, 2006	1,178,494	$2.34
Granted	80,500	4.75
Exercised	—	—
Cancelled	—	—

Outstanding, September 30, 2007	1,258,994	$2.50

Exercisable, September 30, 2007	1,258,994	$2.50

          The following table summarizes information about the warrants outstanding at September 30, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)

$2.10	218,494	7.83
$2.40	900,000	8.28
$4.75	80,500	10.00

	1,258,994

Preferred Stock Warrants

          In March 2007, the Company issued 1,800 warrants to purchase shares of its Series B convertible preferred stock as part of the $12.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 5). A portion of the proceeds in the amount of $0.8 million were allocated to paid-in capital for the fair value of the warrants, with the remaining balance becoming the discounted carrying value of the debt. The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5% – 68.0%
Weighted-average volatility (1)	46.0%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.6%

          In June 2007, the Company issued 450 warrants to purchase shares of its Series B convertible preferred stock as part of the $3.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 5). A portion of the proceeds in the amount of $0.3 million were allocated to paid-in capital for the fair value of the warrants, with the remaining balance becoming the discounted carrying value of the debt. The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5% – 68.0%
Weighted-average volatility (1)	46.0%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.0%

(1)	We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)	The expected term is based upon warrant expiration date.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent terms.

6.	EQUITY (Continued)

             The following table summarizes all common stock warrant activity during the nine months ended September 30, 2007:

	Number of Shares	Weighted Average Price

Outstanding, December 31, 2006	—	$—
Granted	2,250	0.10
Exercised	—	—
Cancelled	—	—
Outstanding, September 30, 2007	2,250	$0.10

Exercisable, September 30, 2007	2,250	$0.10

             The following table summarizes information about the warrants outstanding at September 30, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)

$0.10	2,250	9.55

	2,250

7.	CALCULATION OF LOSS PER COMMON SHARE

          Basic and diluted net loss per share is presented in conformity with the FASB’s SFAS 128, “Earnings Per Share”, for all periods presented. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less weighted-average shares subject to repurchase.

          The following common stock equivalents were excluded from the calculation of diluted loss per share for the three and nine months ended September 30, 2007 and 2006 since their effect would have been anti-dilutive (in thousands):

	Three months ended		Nine months ended

	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Convertible debenture notes, if converted to common stock	2,250	2,019	2,250	2,019
Warrants for common stock	1,259	1,178	1,259	1,178
Warrants for preferred stock, if exercised and converted to common stock	225	—	225	—
Preferred shares, if converted to common stock	13,168	9,925	13,168	9,925
Options for common stock	584	276	584	276

Total	17,486	13,398	17,486	13,398

7.	CALCULATION OF LOSS PER COMMON SHARE (Continued)

          Options and warrants, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

          Basic and diluted loss per common share for the three and nine months ended September 30, 2007 and 2006 was calculated as follows (in thousands, except per share amounts):

	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Net loss	$(3,377)	$(399)	$(9,178)	$(541)
Weighted average common shares outstanding:
Basic	5,509	4,589	5,295	4,520
Effect of dilutive common stock equivalents	—	—	—	—

Diluted	5,509	4,589	5,295	4,520

Basic and diluted loss per common share	$(0.61)	$(0.09)	$(1.73)	$(0.12)

8.	SHARE-BASED COMPENSATION

          We account for stock options granted to nonemployees on a fair-value basis in accordance with Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or

Award Plans. As a result, the amount of share-based compensation expense recorded for nonemployee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock.

          Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated.

          SFAS No. 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities. Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

8.	SHARE-BASED COMPENSATION (Continued)

          On March 29, 2005, the Securities and Exchange Commission (“SEC”) staff published Staff Accounting Bulletin No. 107 (“SAB 107”), which provides the SEC staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. Information about stock-based compensation included in the results of operations for the three and nine months ended September 30, 2007 and 2006 is as follows (in thousands):

	Three months ended		Nine months ended

	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Direct costs	$3	$—	$10	$—
Selling, general and administrative and marketing	9	7	105	15

Total	$12	$7	$115	$15

Stock Option Activity

          A summary of our stock option activity is as follows (in thousands, except weighted-average exercise price and weighted-average remaining contractual life):

	Stock Options available for grant	Stock options outstanding	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Balance as of December 31, 2006	(20)	276	$3.88	8.21	$20
Authorized	975	—	—
Granted	(433)	433	4.75
Exercised	—	—	—
Forfeited or canceled	125	(125)	4.46

Balance as of September 30, 2007	647	584	$4.40	8.70	$240

Vested at September 30, 2007	—	81	$3.66	7.44	$88

          The following table summarizes information about the options outstanding at September 30, 2007 (in thousands, except per share amounts and the weighted average remaining contractual life):

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (years)	Options Vested

$1.67	27	7.50	16
$2.40	20	8.42	8
$4.40	211	7.29	57
$4.75	326	9.73	—

	584		81

8.	SHARE-BASED COMPENSATION (Continued)

          As of September 30, 2007, there was $0.9 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements related to stock options consisting of $0.9 million related to employee and director grants and $28,000 related to consultant grants. The costs are expected to be recognized over a weighted-average period of 3.7 years.

Calculation of Fair Value

          The fair value of our options to employees is estimated on the date of grant using the Black-Scholes option pricing model. We amortize the fair value of employee options on a straight-line basis over the requisite service period. The fair value of options to nonemployees is estimated throughout the requisite service period using the Black-Scholes option pricing model and the amount of share-based compensation expense recorded is affected each reporting period by changes in the estimated fair value of the underlying common stock until the options vest.

          The following assumptions were used to determine the fair value of those options valued during the three and nine months ended September 30, 2007 and year ended December 31, 2006:

	Three months ended	Nine months ended	Year ended
	September 30, 2007	September 30, 2007	December 31, 2006

Expected volatility of peer group (1)	31.0% – 68.0%	31.0% – 68.0%	34.6% – 68.0%
Weighted-average volatility (1)	44.8%	44.8%	46.0%
Expected dividends	0.0%	0.0%	0.0%
Expected term — employees (2)	6.1 years	6.1 years	6.1 years
Expected term — nonemployees (2)	10.0 years	10.0 years	10.0 years
Risk-free rate — employees (3)	4.3% – 5.0%	4.3% – 5.0%	4.4% – 4.8%
Risk-free rate — nonemployees (3)	4.3% – 5.0%	4.3% – 5.0%	4.5 – 5.2%

(1)	We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)

The expected term represents the period of time that we expect the options to be outstanding. We estimate the expected term for employees based on the simplified method permitted under SAB No. 107. The expected term presented for nonemployees is based upon option expiration date at the date of grant.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent remaining terms.

          We use historical data to estimate pre-vesting option forfeitures. We recognize share-based compensation only for those awards that we expect to vest.

9.	INCOME TAXES

          The effective tax rate used in computing the provision for income taxes is based on projected year’s income or loss before taxes, including estimated income by individual animal hospital subsidiary and their tax jurisdiction. The differences between the effective rate and the statutory rate are primarily due to our valuation allowance, which is principally related to net operating loss carry forwards and state taxes.

          The effective tax rate was 0% after the valuation allowance compared to the Federal statutory rate of 35%. At September 30, 2007 the net deferred tax asset was approximately $5.2 million, increasing approximately $3.7 million from December 31, 2006. The valuation allowance also increased by $3.7 million to $5.2 million as of September 30, 2007.

10.	COMMITMENTS AND CONTINGENCIES

          We have certain commitments including operating leases. These items are discussed in detail in our consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. We also have contingencies, which are discussed below.

Earn-out Payments

          We have earn-out obligations whereby we will pay additional funds for historical acquisitions if certain performance targets for those acquisitions are met in the future. At September 30, 2007, the maximum amount that we would have to pay under these arrangements was $1.7 million.

Officers’ Compensation

          XLNT entered into employment agreements with former owners, including veterinarians, of the acquired entities. These agreements have an average term of three (3) years and specify each such veterinarian’s current compensation, which is based on a percentage of net revenues generated by the veterinarian’s particular practice, benefits and prerequisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

Other Contingencies

          In March 2007, the Company acquired all of the issued and outstanding capital stock of Bay Area Veterinary Specialists, Inc. (BAVS) pursuant to a stock purchase agreement by and among the Company, Douglas Rohn, DVM and Elisabeth Zenger, DVM (Rohn and Zenger are together the “Sellers”) dated March 31, 2007 (the “Agreement”). Under the terms of the Agreement, the Sellers agreed to retain BAVS’ obligation to pay the balance due under that certain note in the amount of $1,202,000 entered into by BAVS in favor of CIT Small Business Lending Corporation (the “Note”). As of September 30, 2007, the amount due under the Note was approximately $1,202,000 (the “Debt”). If the Sellers default on their obligation to pay all or any part of the Debt, the Company would have a right of set-off against the amount due to the Sellers pursuant to the terms of two (2) promissory notes in the aggregate amount of $1,000,000 entered into by the Sellers in favor of the Company.

          We have certain contingent liabilities resulting from litigation and claims incidental to the ordinary course of our business that we believe will not have a material adverse effect on our future consolidated financial position, results of operations or cash flows.

11.	RECENT ACCOUNTING PRONOUNCEMENTS

          In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, we adopted FIN 48. We did not have any unrecognized tax benefits at September 30, 2007, and the adoption of FIN 48 did not have a material effect on our consolidated financial statements.

12.	SUBSEQUENT EVENTS

          In November 2007, the Company entered into a term loan of $1.0 million with Fifth Street. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2010. In connection with the loan, the Company issued to the financial institution warrants to purchase 150 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $957,000 after costs associated with the debt financing. Covenants are substantially the same as those on the prior $12.0 million loan with Fifth Street. The Company recorded $0.1 million of debt discount associated with this debt, including a warrant and lendor fees valued at $0.1 million. The debt discount is being amortized over the life of the loan.

          In December 2007, the Company paid $362,000 to Fifth Street, reducing the balance of this loan to $638,000.

          In November 2007, the Company’s president and chief operating officer purchased 500 shares of Preferred B at $475 a share from the Company.

          In November 2007, the Company granted 1.5 million of stock options with price ranging from $2.45 to $4.75 to several executives. These option grants have vesting periods from three to four years.

          In December 2007, the Company sold and leased back one of its buildings for $1.19 million, net of closing costs.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
XLNT Veterinary Care, Inc.
San Jose, California

We have audited the consolidated balance sheets of XLNT Veterinary Care, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the Company for the twelve months in the periods ended December 31, 2006 and 2005, the period from inception (March 10, 2004) to December 31, 2004 and the consolidated statements of operations and cash flows of Bascom Animal Hospital and Lawrence Pet Hospital, Inc (the “Predecessor”) for the nine months ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of the Company’s operations and its cash flows for the twelve months in the periods ended December 31, 2006 and 2005, and for the period from inception (March 10, 2004) to December 31, 2004, and the Predecessor’s operations and its cash flows for the nine months ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Santa Ana, California
June 12, 2007

XLNT VETERINARY CARE, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and 2005
(In thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$3,968	$3,881
Accounts receivable, net	155	108
Inventory	988	292
Prepaid expenses and other	514	159
Total current assets	5,625	4,440

Property and equipment, net	2,784	234

Other assets:
Goodwill	28,980	8,490
Other intangible assets, net	4,446	1,394
Other	165	13
Total assets	$42,000	$14,571

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2006 and 2005
(In thousands, except share data)

	December 31,
	2006	2005

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term obligations	$1,501	$170
Accounts payable	388	96
Payments due for acquisitions	3,940	—
Accrued payroll and other expenses	1,508	1,369
Accrued income taxes	410	107
Due to a related party	135	158
Obligations under capital leases, current portion	250	116
Bank line of credit	69	—
Other	87	7
Total current liabilities	8,288	2,023

Long term liabilities
Convertible debt, less current portion	6,208	4,653
Term notes, less current portion	5,247	1,883
Promissory notes payable, less current portion	171	—
Obligations under capital leases	397	299
Deferred rent	17	19
Other	377	—
Total long term liabilities	12,417	6,854
Total liabilities	20,705	8,877

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock, $.0001 par value, 10,000,000 shares authorized, 9,925,000 and 2,156,166 shares outstanding as of December 31, 2006 and 2005, respectively	1	1
Common stock, $.0001 par value, 50,000,000 shares authorized, 4,618,500 and 4,291,000 shares outstanding as of December 31, 2006 and 2005, respectively	—	—
Additional paid in capital	24,747	7,278
Accumulated deficit	(3,453)	(1,585)
Accumulated other comprehensive income	—	—
Total stockholders equity	21,295	5,694
Total liabilities and stockholders’ equity	$42,000	$14,571

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. CONSOLIDATED AND
LAWRENCE & BASCOM PET HOSPITALS, INC. COMBINED
STATEMENTS OF OPERATIONS
(In thousands, except par value)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) through December 31,	Period from January 1, 2004 through September 30,
	2006	2005	2004	2004
Revenues	$17,442	$4,740	$660	$1,902
Direct costs	15,510	3,461	559	1,168
Gross profit	1,932	1,279	101	734
Selling, general and administrative expense (1)	3,352	2,312	331	342
Loss from operations	(1,420)	(1,034)	(230)	392
Other income (expense):
Interest income	527	14	8	1
Interest expense	(950)	(200)	(52)	—
	(423)	(186)	(45)	1

Loss before provision for income taxes	(1,843)	(1,220)	(275)	393
Provision for income taxes	25	90	1	1
Net loss	$(1,868)	$(1,310)	$(275)	$392

Basic loss per common share	$(0.41)	$(0.42)	$(0.16)	N/A
Diluted loss per common share	$(0.41)	$(0.42)	$(0.16)	N/A
Shares used for computing basic loss per share	4,541	3,090	1,727
Shares used for computing diluted loss per share	4,541	3,090	1,727
(1) Included stock option expense of	$35	$267

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
AND LAWRENCE & BASCOM PET HOSPITALS, INC.
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005
and for the Period from March 10, 2004 (Inception) Through December 31, 2004
(In thousands)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) through December 31,	Period from January 1, 2004 through September 30,
	2006	2005	2004	2004
Cash flows from operating activities:
Net income (loss)	$(1,868)	$(1,310)	$(275)	331
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	469	132	21	14
Debt discount accretion	88	—	—	—
Loan fees	—	94	14	4
Provision for uncollectible accounts	110	—	—	—
Deferred rent	(2)	3	—	(1)
Deferred income tax	—	—	—
Share based compensation	36	267	17
Changes in assets and liabilities:
Accounts receivable	(45)	(36)	(16)	(2)
Inventory	(133)	(121)	39	(34)
Prepaid expenses and other	(302)	(158)	(3)	21
Accounts payable	199	(91)	15	42
Accrued payroll and other expenses	635	458	77	30
Income taxes payable	(114)	90	—	(1)
Net cash used by operating activities	(927)	(672)	(111)	404
Cash flows from investing activities:
Purchases of property and equipment	(1,656)	(11)	(4)	(8)
Payments received on notes receivable	—	—	—	10
Business acquisitions, net of cash received	(13,255)	(4,396)	(971)	—
Net cash used by investing activities	(14,911)	(4,407)	(975)	(2)
Cash flows from financing activities:
Proceeds from issuance of common stock	123	1,556	129	—
Proceeds from issuance of preferred stock	17,302	4,530	—	—
Repurchase of preferred stock and common stock warrants	(735)	—	—	—
Borrowings from notes payable	—	2,890	1,495	—
Loan acquisition cost	—	—	(108)	—
Payments on notes payable and other long-term obligations	(701)	(389)	—	—
Withdrawal by proprietor	—	—	—	(216)
Payments on note payable from stockholder	—	—	—	(4)
Payments on capital lease obligations	(64)	(56)	—	—
Net cash provided by financing activities	15,925	8,530	1,516	(220)
Increase in cash	87	3,451	430	186
Beginning cash balances	3,881	430	—	25
Ending cash balances	$3,968	$3,881	$430	211

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
AND LAWRENCE & BASCOM PET HOSPITALS, INC.
COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)
(In thousands)

	XLNT Veterinary Care, Inc.			Predecessor Entity (Lawrence & Bascom Pet Hospitals, Inc.)
	For the Years Ended December 31,		Period from March 10, 2004 (Inception) Through December 31,	Period from January 1, 2004, Through September 30,
	2006	2005	2004	2004
Supplemental disclosures:

Cash paid during the period for:
Income taxes	$76	$2	$1	$2
Interest	$872	$170	$52	$—
Schedule of non-cash investing and financing activities:
Detail of acquisitions:
Fair value of assets acquired	$25,444	$8,176	$2,347	$—
Cash paid for acquisitions	(13,255)	(4,396)	(971)	—
Common stock issued	—	—	(1,100)	—
Obligations to sellers, notes payables and assumed liabilities	$12,189	$3,780	$276	$—
Offering costs to be paid in common stock warrants	$859	$652	$—	$—
Common stock warrants issued as payment of offering costs	$1,510	$—	$—	$—
In connection with a note payable from stockholder, the stockholder converted the balance due to capital contribution	$—	$—	$—	$234

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Period from March 10, 2004 (Inception) Through December 31, 2006
(In thousands, except share and per share amounts)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid in Capital		Accumulated Deficit		Total
March 10, 2004, inception	—	$—	—	$—	$		$		$
Issuance of founders stock for services			1,482,414	—		24				24
Common stock issued for cash			70,086	—		105				105
Common stock issued for acquisition			660,000	—		1,100				1,100
Non-employee options issued for services						17				17
Net loss								(275)		(275)
Balance as of December 31, 2004	—	—	2,212,500	—		1,246		(275)		971
Common stock issued for cash			397,500	—		471				471
Preferred A issued for cash, net of fees	2,156,166	1				3,878				3,879
Warrants issued in conjunction with debt						330				330
Exercise of warrants for cash			1,681,000	—		1,587				1,587
Warrants repurchased for cash						(501)				(501)
Current period expense of non- employee options for services						267				267
Net loss								(1,310)		(1,310)
Balance as of December 31, 2005	2,156,166	1	4,291,000	—		7,278		(1,585)		5,694
Sale of Preferred A for cash, net	7,860,834	—				16,443				16,443
Repurchase of preferred stock	(92,000)	—				(221)				(221)
Repurchase of warrants						(514)				(514)
Exercise of warrants			183,000	—		72				72
Cashless exercise of non- employee options for services			67,000	—		—				—
Exercise of non-employee options for services			48,000			92				92
Warrants issued for services						1,510				1,510
Stock option exercises			29,500	—		51				51
Stock compensation						36				36
Net loss								(1,868)		(1,868)
Balance as of December 31, 2006	9,925,000	$1	4,618,500	$—		$24,747		$(3,453)		$21,295

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

1.	THE COMPANY

XLNT Veterinary Care, Inc. (“XLNT” or the “Company”) was incorporated in the State of Delaware on March 10, 2004 and was formed for the purpose of consolidating the veterinary care industry in selected regional markets through internal growth and the acquisition of established veterinary hospitals.

We are an animal healthcare services company with one core business, animal hospitals and veterinary medical technology. Our animal hospitals offer a full range of general medical and surgical services for companion animals. Our animal hospitals treat diseases and injuries, provide pharmaceutical products and perform a variety of pet wellness programs, including health examinations, diagnostic testing, vaccinations, spaying, neutering and dental care.

At December 31, 2006 we operated 20 animal hospitals in California, and our headquarters are in San Jose, California. XLNT, the parent company, holds most of its animal hospitals in wholly owned subsidiaries, which operate either in the name of the subsidiary or, in certain cases, under a fictitious name.

On September 11, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Pet DRx Acquisition Company (“Merger Sub”), a newly formed, wholly-owned subsidiary of Echo Healthcare, Inc., and Echo Healthcare, Inc. (“Echo”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity. The Company, Merger Sub and XLNT amended and restated the Merger Agreement on February 16, 2007. The Company will effectively become a public company at the conclusion of the Merger, currently anticipated to close in the fourth quarter of 2007 assuming certain conditions are met.

The Company’s year end is December 31. The presentation is for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004. The presentation also includes the operations of the Company’s predecessor, Lawrence and Bascom Pet Hospitals, Inc, (the “Predecessor”) for the nine months ending September 30, 2004.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Principles of Consolidation

Our consolidated financial statements include the accounts of our parent company and all wholly-owned subsidiaries. We have eliminated all intercompany transactions and balances.

b.	Use of Estimates in Preparation of Financial Statements

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of our consolidated financial statements and our reported amounts of revenue and expense during the reporting period. Actual results could differ from our estimates.

c.	Revenue and Related Cost Recognition

We recognize revenue, barring other facts, when the following revenue recognition criteria are met:

•	persuasive evidence of a sales arrangement exists;

•	delivery of goods has occurred or services have been rendered;

•	the sales price or fee is fixed or determinable; and,

•	collectibility is reasonably assured.

Revenue is reported net of sales discounts and excludes sales taxes.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We generally recognize revenue and costs as follows:

•	For non-contractual services provided by our animal hospital, at the time services are rendered.

•	For the sale of merchandise at our animal hospitals, when delivery of the goods has occurred.

Direct costs are comprised of all costs of services and products at the animal hospitals, including, but not limited to, salaries of veterinarians, technicians and all other veterinary hospital-based personnel, facilities rent, occupancy costs, supply costs, depreciation and amortization, certain marketing and promotional expense and costs of goods sold associated with the retail sales of pet food and pet supplies.

d.	Cash and Cash Equivalents

We consider only highly liquid investments with original maturities of less than 90 days to be cash equivalents.

e.	Inventory

Inventory consists of clinical supplies and products sold to customers. Inventory is valued at the lower of cost using the first-in, first-out method or market. On an annual basis, the Company analyzes inventory. Inventory quantities on hand in excess of forecasted demand are considered to have reduced market value and, therefore, the cost basis is adjusted to the net realizable value. Typically, market values for excess or obsolete inventories are considered to be zero.

f.	Property and Equipment

Property and equipment is recorded at cost. Equipment held under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

Depreciation and amortization are recognized on the straight-line method over the following estimated useful lives:

Buildings	30 years
Leasehold improvements	Lesser of lease term or 30 years
Furniture and equipment	5 to 7 years
Computer equipment	3 to 7 years
Equipment held under capital leases	5 to 10 years

Depreciation and amortization expense, including the amortization of property under capital leases, in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company was $0.2 million, $0.1 million and $35,000, respectively, and for the period from January 1, 2004 to September 30, 2004 was $14,000 for the Predecessor.

Property and equipment at December 31, 2006 and 2005 consisted of (in thousands):

	2006	2005
Buildings	$1,035	$0
Leasehold improvements	300	120
Furniture and equipment	1,453	183
Computer equipment	295	15
Total property and equipment	3,083	318
Less — accumulated depreciation and amortization	(299)	(84)
Total property and equipment, net	$2,784	$234

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g.	Operating Leases

Most of our facilities are under operating leases. The minimum lease payments, including predetermined fixed escalations of the minimum rent, are recognized as rent expense on a straight-line basis over the lease term as defined in Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases. The lease term includes contractual renewal options that are reasonably assured based on significant leasehold improvements acquired.

h.	Goodwill

Goodwill is the excess of the purchase price in an acquisition over the fair value of identifiable net assets acquired. We account for goodwill and other non-amortizable intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, or SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite lives are not amortized but reviewed for impairment annually during the fourth quarter, or more frequently if certain indicators arise. We determine the fair value of the intangibles using discounted future cash flows. If the fair value of the intangibles is less than the carrying value, an indication of impairment exists. The amount of the impairment would be determined by estimating the fair values of the tangible and intangible assets and liabilities, with the remaining fair value assigned to goodwill. The amount of impairment would be the difference between the carrying amount of the goodwill and the fair value of goodwill. No impairment charges were recorded during the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 under the provisions of SFAS 142.

The following table presents the changes in the carrying amount of our goodwill for 2006 and 2005 (in thousands):

Balance as of January 1, 2005	$1,694
Goodwill acquired	6,796
Balance as of December 31, 2005	8,490
Goodwill acquired	20,164
Other (1)	326
Balance as of December 31, 2006	$28,980

(1)	Other includes purchase price adjustments and earn-out payments.

i.	Other Intangible Assets

In addition to goodwill, we have other amortizable intangible assets at December 31, 2006 and 2005, as follows (in thousands):

	2006			2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Covenants not-to-compete	$277	$(44)	$233	$53	$(8)	$45
Non-contractual customer relationships	4,492	(279)	4,213	1,424	(75)	1,349
Total	$4,769	$(323)	$4,446	$1,477	(83)	$1,394

Amortization is recognized on the straight-line method over the following estimated useful lives:

Covenants not-to-compete	3 to 5 years
Non-contractual customer relationships	10 to 16.5 years

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table summarizes our aggregate amortization expense related to other intangible assets in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company, and for the period from January 1, 2004 to September 30, 2004 for the Predecessor (in thousands):

				Predecessor
	2006	2005	2004	2004
Annual amortization expense	$241	$82	$11	$0

The estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter as of December 31, 2006 is as follows (in thousands):

2007	$508
2008	511
2009	491
2010	434
2011	429
Thereafter	2,073
Total	$4,446

j.	Income Taxes

We account for income taxes under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). In accordance with SFAS No. 109, we record deferred tax liabilities and deferred tax assets, which represent taxes to be recovered or settled in the future. We adjust our deferred tax assets and deferred tax liabilities to reflect changes in tax rates or other statutory tax provisions. We make judgments in assessing our ability to realize future benefits from our deferred tax assets, which include operating and capital loss carry forwards. As such, we have a valuation allowance to reduce our deferred tax assets for the portion we believe will not be realized. Changes in tax rates or other statutory provisions are recognized in the period the change occurs.

Effective January 1, 2007, we will be required to assess any uncertain tax positions using the recognition threshold and measurement attributes prescribed by Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). Based on our current tax positions, we do not expect the adoption of FIN 48 to have a material impact on our consolidated financial statements.

k.	Stock Split

The Company on March 30, 2005, implemented a 3 for 2 stock split covering both common and preferred shares. Disclosures for all periods presented reflect this stock split.

l.	Deferred Financing Costs

Deferred financing costs are amortized using the effective interest method over the life of the related debt. Accumulated amortization of deferred financing costs was $0.1 million and none at December 31, 2006 and 2005, respectively.

m.	Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivables. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. We routinely review the collection of our accounts receivable and maintain an allowance for potential credit losses, but historically have not experienced any significant losses related to an individual customer or groups of customers in a geographic area.

n.	Marketing and Advertising

Marketing and advertising costs are expensed as incurred. Total marketing and advertising expense amounted to $0.2 million, $0.1 million and $1,000 for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, respectively.

o.	Calculation of Loss per Common Share

Basic and diluted net loss per share is presented in conformity with the FASB’s SFAS 128, “Earnings per Share”, for all periods presented. Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less weighted-average shares subject to repurchase.

The following common stock equivalents were excluded from the calculation of diluted loss per share since their effect would have been anti-dilutive (in thousands):

	2006	2005	2004
Convertible debentures, if converted to common stock	2,019	1,739	897
Warrants for common stock	1,178	626	2,625
Preferred shares, if converted to common stock	9,925	2,156	—
Options for common stock	276	269	75
Total	13,398	4,790	3,597

Options and warrants, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

Basic and diluted loss per common share for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 was calculated as follows (in thousands, except per share amounts):

	2006	2005	2004
Net loss	$(1,868)	$(1,310)	$(275)
Weighted average common shares outstanding:
Basic	4,541	3,090	1,727
Effect of dilutive common stock equivalents	—	—	—
Diluted	4,541	3,090	1,727
Basic and diluted loss per common share	$(0.41)	$(0.42)	$(0.16)

p.	Share-Based Compensation

We account for stock options granted to non-employees on a fair-value basis in accordance with Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. As a result, the amount of share-based

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

compensation expense recorded for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock.

Prior to January 1, 2006, we accounted for our share-based payments to our employees and directors (hereafter referred to collectively as “employees”) under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under that method, when options are granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, we recognized no share-based compensation expense in periods prior to January 1, 2006.

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated. The adoption of SFAS No. 123(R) had an increase in our net loss of $36,000 and no impact on cash flow.

SFAS No. 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities. Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

No employee share-based compensation was recognized in 2005 and 2004; however, the following table presents net loss and earnings per common share as if we had recognized share-based compensation using the fair-value-based method (in thousands, except per share amounts):

	2005	2004
Net loss, as reported	$(1,310)	$(275)
Deduct: Total employee share-based compensation determined under fair-value-based method for all awards, net of tax	(8)	—
Pro forma net loss	$(1,318)	$(275)
Loss per common share:
Basic and diluted — as reported	$(0.42)	$(0.16)
Basic and diluted — pro forma	$(0.43)	$(0.16)

On March 29, 2005, the Securities and Exchange Commission (“SEC”) staff published Staff Accounting Bulletin No. 107 (SAB 107), which provides the SEC staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation. Information about stock-based compensation included in the results of operations for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004 is as follows (in thousands):

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period Ended December 31, 2004
Direct costs	$1	$—	$—
Selling, general and administrative	35	267	17
Total	$36	$267	$17

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

q.	Derivative Financial Instruments

The Company issues financial instruments in the form of stock options, stock warrants, and debt conversion features of its convertible debt issuances. The Company has not issued any derivative instruments for hedging purposes since inception. The Company uses the guidance of and has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities and the FASB Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Freestanding derivative contracts where settlement is required by physical share settlement or in net share settlement; or where the company has a choice of share or net cash settlement are accounted for as equity. Contracts where settlement is in cash or where the counterparty may choose cash settlement are accounted for as debt. The Company has accounted for all derivative instruments indexed to the Company’s stock as equity.

r.	New Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”. SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”. Paragraph 5 of ARB No. 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“FAS 154”). FAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. FAS 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of this Statement are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of FAS 154 is not expected to have a material impact on the Company’s financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 prescribes recognition thresholds and measurement attributes for the financial statement recognition of income tax positions. In the first quarter of 2007, we adopted FIN 48. We did not have any unrecognized tax benefits at March 31, 2007, and the adoption of FIN 48 did not have a material effect on our condensed, consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for using and disclosing estimates in accounting for certain assets, liabilities and transactions at fair value. The provisions of SFAS No. 157 will be effective for our company on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 157 on our consolidated financial statements.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2006, the EITF reached a consensus on EITF Issue No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation)” (“EITF 06-3”). EITF 06-3 provides guidance on how taxes directly imposed on revenue producing transactions between a seller and customer that are remitted to governmental authorities should be presented in the income statement (i.e. gross versus net presentation). EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company will adopt the provisions of EITF 06-3 on January 1, 2007. The Company is currently in the process of assessing the impact of EITF 06-3 on the presentation of its results of operations and financial condition.

In September 2006, SEC staff issued Staff Accounting Bulletin No. 108 (SAB 108) addressing how the effects of prior-year uncorrected financial statement misstatements should be considered in current-year financial statements. SAB 108 requires registrants to quantify misstatements using both balance-sheet and income-statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relative quantitative and qualitative factors. SAB 108 does not change the SEC staff’s previous guidance in Staff Accounting Bulletin No. 99 on evaluating the materiality of misstatements.

SAB 108 addresses the mechanics of correcting misstatements that include the effects from prior years. Additionally, SAB 108 requires registrants to apply the new guidance for the first time that it identifies material errors in existence at the beginning of the first fiscal year ending after November 15, 2006 by correcting those errors through a one-time cumulative effect adjustment to beginning-of-year retained earnings. We do not anticipate the adoption of SAB 108 to have a material effect on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB No. 115 (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 will be effective for our company on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our consolidated financial statements.

s.	Allowance for Doubtful Accounts

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company records an allowance for estimated uncollectible accounts for anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. At December 31, 2006 and 2005 the allowance for doubtful accounts was $213,000 and $29,000, respectively.

t.	Lines of Business

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that a public company report annual and interim financial and descriptive information about its reportable operating segments. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. SFAS No. 131 allows aggregation of similar operating segments into a single operating segment if the businesses have similar economic characteristics and are considered similar under the criteria established by SFAS No. 131. The Company’s operating segments have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics. Therefore, the Company has aggregated its operating segments into one reportable segment: Animal Hospital.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

3.	ECHO HEALTHCARE, INC. PLAN OF MERGER

Pursuant to the Merger Agreement, (i) each share of the Company’s common stock, par value $.0001 per share (“Company Common Stock”) issued and outstanding immediately prior to the effective time (“Effective Time”) of the Merger (including the Company Common Stock issued upon conversion of the Company Series A preferred stock, par value $.0001 per share (“Company Preferred Stock”), as contemplated by clause (ii) below) shall be converted into and represent the right to receive such number of shares of the Company’s common stock as is determined by multiplying such share by the Exchange Ratio (as defined below) (the “Merger Consideration”) and (ii) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into shares of Company Common Stock pursuant to and in accordance with the terms of the Company Preferred Stock and shall thereafter represent the right to receive the Merger Consideration. Each share of capital stock of Company held in treasury of the Company or held by the Company or any of its subsidiaries will be cancelled and retired, and no payment will be made with respect thereto.

Aggregate Merger Consideration shall be a number of shares of Echo’s common stock equal to the quotient obtained by dividing (1) the sum of (A) two times the lesser of (x) the consolidated gross revenues of Company for the year ended December 31, 2006, including the revenues for the year ended December 31, 2006 attributable to hospitals or clinics that are acquired by the Company prior to the Closing Date (each an “Acquisition Candidate”), and (y) $60.0 million, but in no event less than $57.5 million (“Baseline Revenues”), and (B) the excess over $60.0 million of Company s Baseline Revenues (“Incremental Revenues”), multiplied by 1.15 (the sum of Baseline Revenues and Incremental Revenues being hereinafter referred to as the “Adjusted Baseline Revenues”), plus (C) the Net Cash Amount; by (2) the product of (a) the amount of cash in the Company’s trust fund at the Closing (after deducting accrued and unpaid expenses other than in connection with obtaining a fairness opinion from a nationally recognized financial advisor and the conversion by the Echo’s public stockholders voting against the Merger of up to 19.9% of the Company’s shares of common stock issued in its initial public offering (the “IPO”) into a pro rata share of the funds held in the Echo’s trust fund established in connection with the IPO) divided by the number of shares of Echo’s common stock then issued and outstanding (excluding there from any shares of Echo’s common stock issuable upon the exercise or exchange of other Echo securities which by their terms are convertible into or exercisable or exchangeable for the Echo’s common stock) multiplied by (b) 1.25. However, the product determined in (2) above shall not exceed $7.20 (as adjusted for events set forth in the merger agreement).

The exchange ratio pursuant to which shares of Company common stock will be exchanged for shares of Echo common stock will be equal to the quotient of (x) the Aggregate Merger Consideration, divided by the sum of (y) (i) the total number of outstanding shares of Company common stock (assuming that all shares of Company’s convertible preferred stock are converted into common stock prior to the closing) plus (ii) the number of shares of Company common stock issuable upon exercise of all vested and unvested options and warrants, determined using the treasury method of accounting.

If at the closing of the Merger the indebtedness of the Company exceeds $16,500,000 (excluding accounts payable incurred in the ordinary course of business and any Company convertible notes that are converted into the Company’s Common Stock on or prior to the Closing Date), the Aggregate Merger Consideration shall be reduced on a pro rata basis by an amount equal to the excess indebtedness divided by the price per share of Echo’s common stock. To the extent the Company has third party expenses that will not be paid prior to closing, such expenses will reduce the Aggregate Merger Consideration in an amount equal to the quotient obtained by dividing such expenses by the per share issue price of the Merger Consideration. The Company has agreed that ten percent of the shares of the Company’s common stock received as Merger Consideration shall be held in an escrow account for purposes of funding the Company’s indemnification obligations under the Merger Agreement (the “Escrow Fund”).

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

3.  ECHO HEALTHCARE, INC. PLAN OF MERGER (Continued)

The vesting of all outstanding options granted or issued under Company’s stock option plans (each, a “Company Option”) will be accelerated. Each unexercised and outstanding warrant to acquire the Common Stock (each an “Company Warrant”) and each Company Option shall be automatically converted at the Effective Time into an option or warrant, as appropriate, to purchase that number of shares of the Company’s common stock equal to the number of shares of the Company’s Common Stock subject to the Company Option or Company Warrant, as appropriate, immediately prior to the Effective Time multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share that existed under the corresponding Company Option or Company Warrant, as appropriate, divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Company Option or Company Warrant, as appropriate, immediately before the Effective Time.

The Merger is subject to approval by Echo’s stockholders. The Company has agreed to suspend the acquisition of new hospitals from March 31, 2007 to until after the Merger receives final approval from all parties. Echo has agreed to register the shares of common stock representing the Aggregate Merger Consideration on a registration statement on Form S-4. Either Echo or XLNT may terminate Merger Agreement if the closing does not occur on or before March 21, 2008.

4.	RELATED PARTY TRANSACTIONS

Transactions with Management

In March 2004, Gateway Advisors, which previously managed the Company pursuant to a management agreement, was issued a warrant to purchase 1,681,000 shares of Common Stock with exercise prices ranging from $0.17 per share to $1.67 per share. Gateway Advisors previously assigned portions of such warrant to certain affiliates of the Company (which portions have subsequently been exercised) and exercised certain portions of such warrant. Gateway Advisors presently owns 651,000 shares of Common Stock. Mr. Wallace, our President and CEO, has a majority ownership interest in Gateway Advisors. Fees and expense reimbursements to Gateway Advisors were $23,000 and $316,000 in 2006 and 2005, respectively.

In March 2005, the board approved the repurchase of a warrant issued to CMPL which was exercisable for 536,000 shares of Common Stock. Mr. Wallace has an ownership interest of approximately 20% in CMPL. The proceeds of the warrant repurchase were used in part as payment to certain CMPL partners for services previously rendered to the Company and in part to repay loans made to CMPL by Gateway Advisors. In connection with the foregoing, the board and Gateway Advisors agreed to increase the exercise price of the warrant issued to Gateway Advisors in order to offset the cost of the repurchase.

Transactions with Directors

The Company paid $108,000 and $108,000 of rent on one facility in 2006 and 2005, respectively, to a board member. The Company also paid off a note amounting to $100,000 to this same board member, and owed him $135,000 as of December 31, 2006.

Two other of our board members are associated with the financial firm that has provided services on obtaining both debt and equity, for which the firm has been compensated.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.	ACQUISITIONS

Our business strategy includes the acquisition of animal hospitals. Since inception through December 31, 2006, the Company has acquired 20 animal hospitals of which all but 2 were acquired by purchase of 100% of the common stock of the acquired animal hospitals.

The following table summarizes the aggregate consideration, including acquisition costs, paid by us for our acquired animal hospitals, and the allocation of the purchase price (in thousands):

	2006	2005	2004
Consideration:
Cash, net of cash acquired	$13,255	$3,970	$841
Notes payable, unsecured	3,820	765	100
Liabilities assumed	3,519	1,230	90
Convertible notes	1,600	1,785	—
Note payable, secured by real estate	850	—	—
Common stock	—	—	1,100
Direct costs	421	426	130
Total	$23,465	$8,176	$2,261

Purchase Price Allocation (1):
Tangible assets	$9	$416	$137
Identifiable intangible assets	3,292	964	430
Goodwill(2)	20,164	6,796	1,694
Total	$23,465	$8,176	$2,261

(1)	As of the year ended December 31, 2006, the Company has completed its valuation on Yuba-Sutter Pet Hospital, Inc, Bascom Pet Hospital, All About Pets Animal Care, Inc., California Oaks Pet Hospital and Lawrence Pet Hospital. The Company is in the process of finalizing its valuations on the following acquisitions: Stanford Pet Clinic, Animal Clinic of Yucca Valley, and High Desert Animal Hospital of 29 Palms, Eldorado Animal Hospital, Bonita Pet Hospital, South County Emergency Animal Clinic, Animal Internal Medicine, Adler Veterinary Group, Palo Alto Pet Hospital, and Northridge Veterinary Clinic. These valuations are expected to be completed within the next year. The completion of these valuations may result in adjustments to the goodwill and other intangibles, as disclosed.

(2)	We expect $20.2 million, $6.8 million and $1.7 million of the goodwill recognized in 2006, 2005 and 2004, respectively, will be fully deductible for income tax purposes.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

2006 Acquisitions

In 2006, we acquired the following (in thousands):

	Acquisition Date	Consideration
All Creatures Veterinary, Inc.	April 1, 2006	$1,630
San Carlos Veterinary Hospital, Inc.	May 1, 2006	1,398
Northridge Veterinary Clinic	July 1, 2006	1,020
Animal Medial Hospital, Inc.	September 1, 2006	2,456
Brentwood Pet Clinic, Inc.	September 1, 2006	3,683
Palo Alto Pet Hospital	October 16, 2006	954
Animal Clinic of Yucca Valley, Inc.	October 20, 2006	1,790
High Desert Animal Hospital of 29 Palms	October 20, 2006	40
Stanford Pet Clinic	November 1, 2006	921
El Dorado Animal Hospital, Inc.	November 30, 2006	679
Bonita Pet Hospital, Inc. and Subsidiary	December 31, 2006	3,388
Animal Emergency Clinic of the Desert, Inc.	December 31, 2006	1,185
Animal Internal Medicine	December 31, 2006	1,180
Adler Veterinary Group, Inc.	December 31, 2006	3,140

These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates, with the four December 31, 2006 acquisitions effective after the close of business that day. Two of the transactions include an opportunity for an increase in the purchase price — see Note 11.b.

The total consideration for these acquisitions was $23.5 million, consisting of: $13.3 million in net cash paid to holders of the hospital’s stock, $3.8 million in unsecured notes payable, $0.9 million of note payable (secured by real estate valued at $0.9 million); $1.6 million in convertible debt; $0.7 million in assumed debt; $1.1 million in assumed liabilities; and $0.4 million paid for professional and other outside services. The $23.5 million consideration was allocated as follows: $20.2 million to goodwill; $3.3 million to identifiable intangible assets; and $9 thousand to tangible assets. We expect that $20.2 million of the goodwill recognized will be fully deductible for income tax purposes.

The $3.3 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 9.6 years. The intangible assets that make up that amount include covenants not-to-compete of $0.2 million (3 year weighted-average useful life) and client lists of $3.1 million (11.4 year weighted-average useful life).

2005 Acquisitions

In 2005, we acquired the following hospitals (in thousands):

	Acquisition Date	Consideration
All About Pets Animal Care	June 24, 2005	$1,919
California Oaks Veterinary Clinic	September 30, 2005	1,489
Veterinary Surgical Specialists	November 1, 2005	2,267
Yuba-Sutter Veterinary Hospital, Inc.	December 1, 2005	2,501

These acquisitions allowed us to expand our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates. Four of the transactions include an opportunity for an increase in the purchase price — see Note 11.b.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

The total consideration for these acquisitions was $8.2 million, consisting of: $4.0 million in net cash paid to holders of the hospital’s stock, $1.8 million in convertible debt; $0.8 million in notes payable; $0.5 million in assumed debt; $0.7 million in assumed liabilities; and $0.4 million paid for professional and other outside services. The $8.2 million consideration was allocated as follows: $6.8 million to goodwill; $1.0 million to identifiable intangible assets; and $0.4 million to tangible assets. We expect that $6.8 million of the goodwill recognized will be fully deductible for income tax purposes.

The $1.0 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 10 years. The intangible assets that make up that amount include covenants not-to-compete of $42,000 (4.5 year weighted-average useful life) and client lists of $1.0 million (10.6 year weighted-average useful life).

2004 Acquisitions

In 2004, we acquired the following hospitals (in thousands):

	Acquisition Date	Consideration
Bascom Animal Hospital	September 30, 2004	$725
Lawrence Pet Hospital, Inc.	September 30, 2004	1,537

These acquisitions allowed us to start our animal hospital operations in California. Our consolidated financial statements reflect the operating results of these acquisitions since their stated acquisition dates.

The total consideration for these acquisitions was $2.3 million, consisting of: common stock valued at $1.1 million and $0.9 million in net cash paid to holders of the hospital’s stock , $0.1 million in notes payable and $0.1 million in assumed liabilities. The $2.3 million consideration was allocated as follows: $1.7 million to goodwill; $0.4 million to identifiable intangible assets; and $0.2 million to tangible assets. We expect that $1.7 million of the goodwill recognized will be fully deductible for income tax purposes.

The $0.4 million of acquired identifiable intangible assets has a weighted-average useful life of approximately 9.4 years. The intangible assets that make up that amount include covenants not-to-compete of $11,000 (3 year weighted-average useful life) and client lists of $0.4 million (10 year weighted-average useful life).

The Company acquired 100% of the common stock of Lawrence Pet Hospital and acquired all of the assets of Bascom Animal Hospital. The asset purchase resulted in tax deductible goodwill of $0.5 million, the remaining goodwill is not deductible for tax purposes. The consideration for Lawrence Pet Hospital, Inc. included 660,000 shares of common stock valued at $1.1 million.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

5.  ACQUISITIONS (Continued)

Pro Forma Information

The following unaudited pro forma financial information presents consolidated income statement results (in thousands, except per share data) as if all the acquisitions listed above had occurred January 1, 2006 rather than the actual dates of their acquisition. These unaudited pro forma statements of operations do not purport to represent what the Company’s actual results of operations would have been had these acquisitions been consummated on January 1, 2006 and are not necessarily indicative of the Company’s results of operations for any subsequent fiscal year.

For Year Ended December 31, 2006 (Unaudited)
Revenues	$37,659
Loss from operations	(471)
Other income	32
Interest expense	(1,317)
Loss before income taxes	(1,756)
Income taxes	25
Net loss	(1,781)

Basic loss per share	$(0.39)
Diluted loss per share	$(0.39)
Shares used for computing basic loss per share	4,541
Shares used for computing diluted loss per share	4,541

6.	LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following at December 31, 2006 and 2005 (in thousands):

		2006	2005
Convertible notes	Convertible notes payable, maturing in 2010 and 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.0% to 12.0% (net of debt discount of $175 and $221)	$6,305	$4,653
Promissory notes	Notes payable, maturing from 2008 to 2011, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.5% to 12.0% (net of debt discount of $165 and $199)	6,529	2,053
Earn-out notes	Notes payable, various maturities through 2009, interest rates ranging from none to 6.5%	293	—
	Total debt obligations	13,127	6,706
	Less — current portion	(1,501)	(170)
	Long term portion	$11,626	$6,536

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

6.  LONG-TERM OBLIGATIONS (Continued)

The annual aggregate scheduled maturities of our long-term obligations for the five years subsequent to December 31, 2006 are presented below (in thousands):

	Convertible notes	Promissory notes	Earn-out notes	Total
2007	$—	$1,390	$177	$1,567
2008	—	1,606	116	1,722
2009	45	1,504	—	1,549
2010	3,540	1,958	—	5,498
2011	2,895	236	—	3,131
Thereafter	—	—		—
Total	$6,480	$6,694	$293	$13,467

Convertible Notes

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14 Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants (APB14) under the direction of Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, (EITF 98-5) EITF 00-27 Application of Issue No 98-5 to Certain Convertible Instruments (EITF 00-27) , and EITF 05-8 Income Tax Consequences of Issuing Convertible Debt with Beneficial Conversion Features. The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. The Company calculates the fair value of warrants issued with the convertible instruments using the Black Scholes valuation method, using the same assumptions used for valuing employee options for purposes of SFAS No. 123(R), except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

Pursuant to a private placement conducted in March 2004, the Company issued six percent convertible debentures in the aggregate principal amount of $1,495,000. The maturity date of the debentures is March 15, 2011 and such debentures have a conversion price equal to $1.67 per share. The holders of the debentures have the right to require the redemption of the debentures under certain conditions. In the event the holders elect to have their debentures redeemed, the redemption amount will be equal to the principal amount outstanding on the date of redemption plus an amount equal to an 18% annual yield on the principal through the date of redemption, inclusive of the 6% interest payments through the date of redemption. The conversion price of the debentures is subject to certain anti-dilution adjustments. In March 2007, the debentures were converted into 897,000 shares of the Company’s common stock.

In November 2005, the Company issued a convertible promissory note to St. Cloud Capital Partners, L.P. for an aggregate principal amount of $1,600,000. Interest on the convertible promissory note is payable monthly at a rate of 12% per annum and the term of the convertible promissory note is five years. The convertible promissory note is convertible for an aggregate of 571,429 shares of Common Stock. In connection with the financing, the

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

6.  LONG-TERM OBLIGATIONS (Continued)

Company issued a warrant for 116,530 shares of common stock, and recorded a $176,000 debt discount related to the warrant. Interest payments are due quarterly and a balloon payment is due on November 1, 2010.

The Company has issued convertible promissory notes as partial consideration for the acquisition of certain of its hospitals to the sellers. These notes amount to $3.4 million maturing from May 2010 to September 2011 with various interest rates from 8.0% to 10.0% and quarterly interest-only payments. The notes are convertible into 550,711 shares of common stock upon certain events with anti-dilution provisions. The Company has evaluated the provision for anti-dilution under the requirements of SFAS 133 and EITF 00-19. The Company does not consider the provision to be a derivative because it can control the value at which subsequent equity is issued and can therefore control whether the subsequent issuance is dilutive and would result in an additional liability.

Promissory Notes

The Company has issued non-convertible notes as partial consideration for the acquisition of certain of its hospitals. These notes amount to $5.3 million maturing from October 2008 to August 2011 with various interest rates ranging from 5.5% to 8.0%. The notes are payable in equal monthly payments over periods ranging from three to five years.

The Company issued a promissory note in 2005, to Huntington Capital, L.P. for an aggregate principal amount of $1,400,000. Interest on the promissory note issued is payable monthly at a rate of twelve percent per annum, the term of the promissory note is five years and it matures in November 2010. In connection with the financing, the Company issued a warrant for 101,964 shares of common stock, and recorded a $154,000 debt discount related to the warrant.

The Company has issued $293,000 of earn-out promissory notes as partial consideration for the acquisition of certain of its hospitals. The notes have maturities from January 2009 through June 30, 2009, are payable monthly, and several have interest rates of 6.5%.

Guarantees and Security

The Company has a $1.6 million credit facility with St. Cloud Capital Partners, L.P., which is secured by the inventory, chattel paper, accounts, equipment and general intangibles, and the capital stock of Yuba-Sutter Veterinary Hospital, Inc., a wholly-owned subsidiary of the Company. The Company has $1.4 million credit facility with Huntington Capital, L.P., which is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and the capital stock of Tarvin & Lenehan, Inc., a wholly-owned subsidiary of the Company. The Company’s borrowings under these credit facilities are not guaranteed by any of its subsidiaries.

Debt Covenants

The St. Cloud Capital Partners, L.P. and Huntington Capital, L.P. facilities contains certain financial covenants pertaining to debt coverage and minimum tangible net worth. In addition, these facilities have restrictions pertaining to sale of assets and the payment of cash dividends. The Company was in violation of its covenants at December 31, 2006 with these two lenders, and in April and May 2007 it amended the agreements to provide for new covenants to cure such violations.

Compensating Balance Arrangements

The Company does not have any compensating balance arrangements with any bank.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

7.	PREFERRED STOCK

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with a par value of $0.001 per share.

In 2006 the Company issued 7,860,834 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $16.4 million, net of issuance costs of $2.4 million, which included an obligation to issue 564,804 common stock warrants valued at $0.9 million in lieu of cash. The Company repurchased 92,000 shares of Series A convertible preferred stock at $2.40 per share for $0.2 million originally issued in 2005.

In 2005 the Company issued 2,156,166 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $3.9 million, net of issuance costs of $1.3 million, which included an obligation to issue 395,196 common stock warrants valued at $ 0.6 million.

In 2006 the Company fulfilled its obligations to issue 960,000 common stock warrants in lieu of cash payments for preferred stock issuance costs, valued at $1.5 million, related to Series A convertible stock issuances in 2005 and 2006.

The Series A preferred stock is convertible into one share of common stock, subject to adjustment for price-based antidilution in certain events. The Series A preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of the Series A preferred stock, individually and voting as a class, have the right to elect two of the five directors of the company. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at the holders’ request and automatically converts upon a qualified public offering. In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series A shares shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive.

8.	COMMON STOCK

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock with a par value of $0.0001 per share.

During 2006, warrants for common stock were exercised for an aggregate of 183,000 shares of common stock for gross proceeds of $72,000. The Company issued 67,000 shares of common stock for a cashless exercise of options and 48,000 shares of common stock with an aggregate exercise price of $0.1 million, both by non-employee granted stock options for services.

During 2005, warrants for common stock were exercised for an aggregate of 1,681,000 shares of common stock for gross proceeds of $1.6 million. We sold an aggregate of 397,500 shares of common stock for gross proceeds of $0.5 million.

We issued 1,482,444 shares at the time of our founding on March 10, 2004 to our founder as consideration for the reimbursement of costs and various assets which had a value of $24,000 or $.02 per share at the time of issuance. We sold an aggregate of 70,086 shares of common stock at a price of $1.50 per share for gross proceeds of $106,000. In October 2004, we issued 660,000 shares of common stock as partial consideration for the purchase of Lawrence Pet Hospital. The stock was valued at $1.1 million or $1.67 per share at the time of issuance.

At December 31, 2006 and 2005, we had 4,618,500 and 4,291,000, respectively, common shares outstanding.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

8.  COMMON STOCK (Continued)

Warrants

The Company has issued warrants to purchase common shares of the Company either as compensation for consultants and vendors or as additional incentive for investors and lenders. The value of warrants issued for compensation is accounted for as a non-cash expense to the Company at the fair value of the warrants issued. The value of warrants issued in conjunction with financing events is either a reduction in paid in capital for common issuances or as a discount for debt issuances. The Company values the warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. See Note 9 for the assumptions used to value warrants issued.

At the time of our founding on March 10, 2004, we granted warrants to our founder with an exercise price of $0.17 per common share for 535,000 shares of common stock. The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model. In 2006, the Company repurchased the warrants for $0.5 million from our founder. The repurchase was accounted for at the amount paid to our founder.

In 2004, in conjunction with contracting with a financial services firm to assist in the raising of capital, the Company granted the service provider warrants for 225,000 of common stock at an exercise price of $0.17 per share. The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model. In 2005, the Company repurchased the warrants from the service provider for $0.5 million. The repurchase was accounted for as a reduction of additional paid-in capital.

We also incurred in 2005 a $0.3 million debt discount in connection with warrants issued in connection with debt. The following table summarizes all warrant activity from March 10, 2004 through December 31, 2006:

	Number of Shares	Weighted Average Exercise Price
Granted	2,625,000	$0.34
Exercised	—
Cancelled	—
Outstanding, December 31, 2004	2,625,000	0.34
Granted	218,494	2.10
Exercised	(1,681,000)	0.41
Cancelled /Repurchased	(536,000)	0.17
Outstanding, December 31, 2005	626,494	0.91
Granted	960,000	2.40
Exercised	(183,000)	0.40
Cancelled/Repurchased	(225,000)	0.17
Outstanding, December 31, 2006	1,178,494	$2.34
Exercisable, December 31, 2006	1,178,494	$2.34

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

8.  COMMON STOCK (Continued)

The following table summarizes information about the warrants outstanding at December 31, 2006:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)
$2.10	218,494	8.83
$2.40	960,000	9.08
	1,178,494

Dividends

We have not paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. In addition, our senior credit facility places limitations on our ability to pay cash dividends or make other distributions in respect of our common stock. Any future determination as to the payment of dividends will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

9.	SHARE-BASED COMPENSATION

Stock Incentive Plans

At December 31, 2006, there were 276,000 shares of common stock issuable upon exercise of outstanding options granted under our existing stock incentive plans. The Company established the 2004 Stock Option Plan (the Plan) for its selected employees and directors (hereafter collectively referred to as “employees”) and consultants. The plan provides for the granting of either incentive stock options or non-qualified stock options to purchase shares of the Corporation’s common stock. The exercise price of incentive stock options granted under the Plan is not less than the fair market value (110% for stockholders who own stock representing more than 10% of the voting power of all classes of stock of the Company) on the date of the grant, as determined by the board of directors. The right to exercise the options shall accrue at no less than 20% per year over five-years from the date the options are granted. Options may be granted with different vesting terms from time to time, and options expire no more than 10 years after the date of grant (five years for stockholders who own stock representing more than 10% of the voting power of all classes of stock of the Company). Outstanding options granted under our plans typically vest over four years and expire ten years from the date of grant.

Since the Plan was established in 2004, the Company has granted to its employees and consultants various options to purchase a total of 645,000 shares of the Company’s stock at various strike prices which are equal to the estimated fair value of the stock on the date of grant.

At December 31, 2006, there was a deficit of 20,500 shares available for future grant, plus the amount of options that expire or are cancelled or forfeited in the future. In May of 2007, stockholder approval was obtained to increase the authorized Plan shares by 975,000 shares.

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

9.  SHARE-BASED COMPENSATION (Continued)

Stock Option Activity

A summary of our stock option activity is as follows (in thousands, except weighted-average exercise price and weighted-average remaining contractual life):

	Stock Options available for grant	Stock options outstanding	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value
Authorized	450	—	$—
Granted	(75)	75	0.67
Exercised	—	—	—
Forfeited or canceled	—	—	—
Balance as of December 31, 2004	375	75	0.67	9.75
Authorized	—	—	—
Granted	(194)	194	1.56
Exercised	—	—	—
Forfeited or cancelled	—	—	—
Balance as of December 31, 2005	181	269	1.31	9.04
Authorized	—	—	—
Granted	(376)	376	3.55
Exercised	—	(194)	1.35
Forfeited or canceled	175	(175)	2.03
Balance as of December 31, 2006	(20)	276	3.88	8.21	$20

Vested at December 31, 2006		11	$1.67	8.25	$8

The aggregate intrinsic value of our stock options exercised during 2006 was $0.2 million. No options with intrinsic value were exercised in 2005 and 2004. We have not realized an actual tax benefit on any options to date. The total fair value of options vested during 2006, 2005 and 2004 was $0.1 million, $0.3 and none, respectively

The following table summarizes information about the options outstanding at December 31, 2006 (in thousands, except per share amounts and the weighted average remaining contractual life):

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (years)	Options Vested & Exercisable
$1.67	27	8.25	11
2.40	35	9.10	—
4.40	214	8.06	—
	276		11

As of December 31, 2006, there was $0.2 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements related to stock options consisting of $0.1 million related to employee and director grants and $0.1 million related to consultant director grants. The costs are expected to be recognized over a weighted-average period of 2.2 years.

Calculation of Fair Value

The fair value of our options to employees is estimated on the date of grant using the Black-Scholes option pricing model. We amortize the fair value of employee options on a straight-line basis over the requisite service period. The fair value of options to non-employees is estimated throughout the requisite service period using the

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

9.  SHARE-BASED COMPENSATION (Continued)

Black-Scholes option pricing model and the amount of share-based compensation expense recorded is affected each reporting period by changes in the estimated fair value of the underlying common stock until the options vest.

The following assumptions were used to determine the fair value of those options valued during 2006, 2005 and 2004:

	2006		2005		2004
Expected volatility of peer group (1)	34.6% – 68.0%		35.1% – 86.0%		32.5% – 68.0%
Weighted-average volatility (1)	46.0%		53.3%		53.5%
Expected dividends	0.0%		0.0%		0.0%
Expected term — employees (2)	6.1	years	6.1	years	N/A
Expected term — non-employees (2)	10.0	years	10.0	years	10.0	years
Risk-free rate — employees (3)	4.4% – 4.8%		4.0% – 4.6%		N/A
Risk-free rate — non-employees (3)	4.5 – 5.2%		3.9% – 4.3%		4.3%

(1)	We estimated the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies.

(2)	The expected term represents the period of time that we expect the options to be outstanding. We estimate the expected term for employees based on the simplified method permitted under SAB No. 107. The expected term for non-employees is based upon option expiration date at the date of grant.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent remaining terms.

We use historical data to estimate pre-vesting option forfeitures. We recognize share-based compensation only for those awards that we expect to vest.

10.	LEASES

The Company leases certain animal hospitals and equipment under capital and operating lease agreements. We operate many of our animal hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. There are contingent rent payments on 4 animal hospitals based on 6% to 8% of monthly revenues.

Commitments’ relating to non-cancelable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year Ended December 31,	Operating	Capital
2007	$1,329	$304
2008	1,157	291
2009	1,183	79
2010	1,213	36
2011	1,156	—
Thereafter	7,647	—
Total minimum future payments	$13,685	710
Less imputed interest		(63)
Less current portion		(244)
Long-term capital lease obligations		$403

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

10.  LEASES (Continued)

Rent expense totaled $1.2 million, $0.4 million and $0.1 million in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, respectively, and for the period from January 1, 2004 to September 30, 2004 was $8,000 for the Predecessor.

The following summarizes amounts related to equipment leased by us under capital leases at December 31 (in millions):

	2006	2005
Equipment	$659	$274
Accumulated amortization	(171)	(41)
Net book value	$488	$233

11.	COMMITMENTS AND CONTINGENCIES

a.	Vendor Purchase Commitments

Vendor purchase agreements as of December 31, 2006 were immaterial.

b.	Earn-out Payments

We have contractual arrangements in connection with certain acquisitions, whereby additional cash may be paid to former owners of acquired companies upon attainment of specified financial criteria as set forth in the respective agreements. The amount to be paid cannot be determined until the earn-out periods expire and the attainment of criteria is established. If the specified financial criteria are attained, we will be obligated to pay an additional $0.6 million. The payments, if earned, start the following year and are paid over periods ranging from 20 to 30 months.

c.	Officer Compensation

XLNT entered into employment agreements with former owners, including veterinarians, of the acquired entities. These agreements have an average term of 3 years and specify each such veterinarian’s current compensation, which is based on a percentage of net revenues generated by the veterinarian’s particular practice, benefits and prerequisites, the executive’s entitlements upon termination of employment, and other employment rights and responsibilities.

d.	Right to Repurchase

Dr. J. David Reed, an employee, co-founder and director of the Company, has the right to repurchase Lawrence Pet Hospital if the Company does not achieve a liquidity event on or before January 1, 2008. A liquidity event is defined as the securities of XLNT (or its successor) being publicly traded on an established exchange. The Echo merger will qualify as a liquidity event. The price for any such repurchase would be one times current revenues, and the consideration could include the return of the stock originally issued to him as one component of the purchase price. XLNT does not believe that Dr. Reed will exercise such right since he is currently an XLNT director and will become a director of the combined company upon the completion of the merger.

The seller of All About Pets has the right to repurchase the hospital if the Company does not achieve a liquidity event on or before September 24, 2008. A liquidity event is defined as the securities of XLNT (or its successor) being publicly traded on an established exchange. The Echo merger will qualify as a liquidity event. The price for any such repurchase would be one times current revenues, and the consideration could include the return of the stock originally issued to him as well as seller notes as components of the purchase price. XLNT is not aware of

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

11.  COMMITMENTS AND CONTINGENCIES (Continued)

such seller’s intention with respect to this repurchase right and therefore cannot determine the likelihood of such an event.

e.	Purchase of Real Estate

In connection with our acquisition of an animal hospital, we were obligated to purchase 2 facilities for $2.7 million with such purchase to occur after December 31, 2006.

f.	Other Contingencies

We have certain contingent liabilities resulting from litigation and claims incident to the ordinary course of our business. We believe that the probable resolution of such contingencies will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

12.	INCOME TAXES

The following information excludes the predecessor from the provision for income taxes, as the predecessor is comprised of a sole proprietorship, and a S-Corporation, for which the proprietorship itself is not a tax paying entity for purposes of federal and state income taxes, and federal and state income taxes of the proprietor are computed on his total income from all sources; accordingly, no provision for income taxes is required, and the S-Corporation does not provide for or pay federal income tax on its taxable income. Instead, the stockholders of the S-Corporation are liable for individual federal and state taxes on their share of the Company’s taxable income. State income taxes and deferred taxes are provided for based on 1.5% of the state taxable income.

The provision for income tax in the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company is comprised of the following (in thousands):

	2006	2005	2004
Federal:
Current	$(37)	$53	$—
Deferred	(665)	(401)	(86)
Valuation allowance	671	401	86
	(31)	53	—
State:
Current	46	37	1
Deferred	(193)	(138)	(25)
Valuation allowance	203	138	25
	56	37	1
	$25	$90	$1

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

12.  INCOME TAXES (Continued)

The net deferred income tax assets (liabilities) at December 31, 2006 and 2005 is comprised of the following (in thousands):

	2006	2005
Current deferred income tax assets:
Accounts receivable	$215	$11
State taxes	12	13
Other assets	—	—
Other liabilities and reserves	108	46
Total current deferred income tax assets	335	70
Non-current deferred income tax (liabilities) assets:
Net operating loss carry forwards	1,111	428
Property and equipment	(70)	42
Intangible assets	16	(4)
Stock based compensation	130	113
Other carry forwards	2	1
Total deferred income tax assets, net	1,524	650
Less valuation allowance	(1,524)	(650)
	$—	$—

The Company has incurred a net operating loss since inception, which is available to reduce future Federal and state income taxes. At December 31, 2006, we had Federal net operating loss (“NOL”) carry-forwards of approximately $2.5 million, comprised of prior Company losses and acquired NOL carry forwards. These NOLs expire at various dates through 2026. Under the Tax Reform Act of 1986, the utilization of NOL carry-forwards to reduce taxable income will be restricted under certain circumstances. Events that cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. We believe that some of our acquisitions caused such a change of ownership and, accordingly, utilization of the NOL carry-forwards may be limited in future years. Accordingly, the valuation allowance is principally related to NOL carry-forwards. The state net operating losses of approximately $2.9 million will expire in years beginning 2014. A deferred tax benefit has been calculated although a valuation allowance has been recorded due to lack of measurable future income.

A reconciliation of the provision for income taxes for the years ended December 31, 2006 and 2005, and the period from March 10, 2004 (inception) through December 31, 2004, for the Company to the amount computed at Federal statutory rate is follows:

	2006	2005	2004
Federal income tax at statutory rate	35.0%	35.0%	35.0%
State taxes, net of Federal benefit	4.8%	4.0%	5.4%
Valuation allowance	(38.4%)	(32.1%)	(40.1%)
	1.4%	6.9%	0.3%

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

13.	401(k) PLAN

In August 2006, we established a voluntary retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers all employees with at least twelve months of employment with our company and provides mandatory matching contributions. Our expense for matching contributions to our voluntary retirement plan approximated $24,048 for the year ended December 31, 2006.

In March 2007, the Company changed its contribution from a mandatory match to a discretionary match, and allowed Plan access after 90 days instead of the previous one year.

14.	SUBSEQUENT EVENTS

Series B convertible preferred stock

In February 2007, the Company issued 32,434 shares of Series B convertible preferred stock at an average price of $458 per share for cash proceeds of $13.6 million net of issuance costs of $1.3 million.

The Series B preferred stock is automatically convertible into one hundred shares of common stock, subject to adjustment for price-based anti-dilution in certain events. The Series B preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of the Series B preferred stock, individually and voting as a class, have the right to elect two of the five directors of the company. The preferred stock has all the rights of common stock. The preferred stock may be converted into common stock at the holders request or upon public offering.

In the event of any liquidation, dissolution, or winding up of the company, whether voluntary or involuntary, the holders of Series A shares and Series B shares shall be entitled to receive 1.5 times issuance price per share. If the assets and funds distributed among the holders of Series A and Series B preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A and Series B stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the distribution to the holders of Series A and Series B preferred stock, any remaining assets of the Company shall be distributed pro rata among the holders of shares of Series B preferred stock and holders of shares of common stock based on the number of shares of common stock held, on an as-converted basis.

Debt

In March 2007, the Company entered into a term loan of $12.0 million with Fifth Street Mezzanine Partners II, L.P. (“Fifth Street”). The credit facility is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries. The loan bears interest at 12% per annum and matures in three years with a one time option at the election of the Company to renew for an additional year. In connection with the loan, the Company issued to Fifth Street warrants to purchase 1,800 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $11.1 million after costs associated with the debt financing.

In June 2007, the Company entered into a term loan of $3.0 million with Fifth Street. The credit facility is secured by certain real estate owned by the Company. The loan bears interest at 12% per annum and matures on March 8, 2020. In connection with the loan, the Company issued to Fifth Street warrants to purchase 450 shares of Series B preferred stock at $0.10 per share. The Company received proceeds of $2.9 million after costs associated with the debt. The covenants are substantially the same as those on the prior $12.0 million loan with Fifth Street.

Guarantees and Security

The Company’s $12.0 million credit facility with Fifth Street Mezzanine Partners II, L.P. is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and its subsidiaries. The Company’s $1.6 million credit facility with St. Cloud Capital Partners, L.P. is secured by the inventory, chattel paper,

XLNT VETERINARY CARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
December 31, 2006

14.  SUBSEQUENT EVENTS (Continued)

accounts, equipment and general intangibles, and the capital stock, of Yuba-Sutter Veterinary Hospital, Inc., a wholly-owned subsidiary of the Company. The Company’s $1.4 million credit facility with Huntington Capital, L.P. is secured by the inventory, chattel paper, accounts, equipment and general intangibles of the Company and the capital stock of Tarvin & Lenehan, Inc., a wholly-owned subsidiary of the Company. The Company’s borrowings under these credit facilities are not guaranteed by any of its subsidiaries.

Acquisitions

In 2007 we acquired the following hospitals on the following dates and for the gross consideration (in thousands):

	Acquisition Date	Consideration
South Bay Veterinary Specialists, Inc.	February 28, 2007	$3,820
Scripps Ranch Veterinary Specialists	February 28, 2007	820
California Animal Hospital Veterinary Specialty Group, Inc.	February 28, 2007	7,695
Vet Surg, Inc.	February 28, 2007	1,110
Bay Area Veterinary Specialists, Inc.	March 30, 2007	6,590
Bradshaw Veterinary Clinic, Inc.	March 30, 2007	7,542

The purchase price of the new entities was $28.2 million, which consisted of $17.5 million of cash, promissory notes for $4.4 million and convertible notes for $6.4 million which can be converted into 1,110,345 shares of Common Stock, as well as $0.6 million of earn-out notes.

Debt conversion

In the first quarter of 2007, holders of $1.5 million of convertible debentures converted their debt to 897,000 shares of common stock.